SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE TO I/A
                                 (Rule 14d-100)

            TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR 13(e)(1)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                              SILICON GAMING, INC.
                       ----------------------------------
                       (Name of Subject Company (Issuer))


                          SILICON GAMING, INC. - ISSUER
--------------------------------------------------------------------------------
(Name of Filing Persons (Identifying Status of Offeror, Issuer or Other Person))

                                  COMMON STOCK
                         ------------------------------
                         (Title of Class of Securities)

                                   827054 10 7
                      -------------------------------------
                      (CUSIP Number of Class of Securities)


          Andrew S. Pascal                              With Copy to:
President and Chief Executive Officer               Joseph M. Crabb, Esq.
        Silicon Gaming, Inc.                         Joel J. Agena, Esq.
       2800 West Bayshore Road                 Squire, Sanders & Dempsey L.L.P.
        Palo Alto, California                40 North Central Avenue, Suite 2700
           (650) 842-9000                           Phoenix, Arizona 85004

  (Name, Address and Telephone Numbers of Person Authorized to Receive Notices
               and Communications on Behalf of the Filing Person)

                            CALCULATION OF FILING FEE
================================================================================
     Transaction value                                 Amount of Filing Fee
--------------------------------------------------------------------------------

           N/A                                                 N/A
================================================================================

[ ] Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid: _____________       Filing Party: ________________
Form or Registration No.: ____________      Date Filed: _________________

[ ] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

[ ] third-party tender offer subject to Rule 14d-1.
[ ] issuer tender offer subject to Rule 13e-4.
[ ] going-private transaction subject to Rule 13e-3.
[ ] amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: [X]

ITEM 4. TERMS OF THE TRANSACTION.

The exchange offer expired at 5:00 P.M. New York City time on June 30, 2000. At the time of expiration, the Company's exchange agent had received 541 Election Notices representing 11,585,457 shares of common stock participating in the exchange offer.

The information set forth in the press release attached as Exhibit (1)(a) is incorporated herein by reference.

ITEM 12. EXHIBITS.

Exhibit No.                Description
-----------                -----------

(1)(a)                     Press Release dated July 5, 2000.

                                    SIGNATURE

         After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                   Dated: July 5, 20000


                                   SILICON GAMING, INC.


                                   By:  /s/ Andrew S. Pascal
                                        ----------------------------------------
                                   Name:  Andrew S. Pascal
                                   Title:  President and Chief Executive Officer

                                  EXHIBIT INDEX

                 Exhibit No.              Description
                 -----------              -----------

                 (1)(a)                   Press Release dated July 5, 2000.